Exhibit 10.34

STRICTLY PRIVATE & CONFIDENTIAL

9 June 2003

Scott Brown

Director, Research & Technology

CDT

Dear Scott,

I write to confirm that your notice period will be increased to 12 months’. Your employment therefore may be terminated by 12 months’ notice in writing by either side. We reserve the right to pay salary in lieu of notice.

These changes to your contract of employment will be effective from 9 June 2003.

All other terms and conditions remain unchanged by this amendment to your notice period.

I would be grateful if you could sign the attached copy of this letter as confirmation of your acceptance of this change to your terms and conditions of employment.

Yours sincerely,

/s/    David Fyfe

David Fyfe

CHIEF EXECUTIVE OFFICER

I accept the change to my terms and conditions of employment with CDT Ltd, as detailed above.

Signed	/s/ Scott Brown	Date	20 October 2003
Scott Brown